EXHIBIT 10.1

Stericycle, Inc.
Supplemental Retirement Plan

As Established Effective January 1, 2017

INTRODUCTION

Stericycle, Inc. hereby establishes the Stericycle, Inc. Supplemental Retirement Plan (the “Plan”) effective January 1, 2017, to provide a select group of directors, management or highly compensated employees with retirement benefits in addition to any contributions or benefits provided under the Stericycle, Inc. 401(k) Plan. The Plan is intended to constitute an unfunded program for the benefit of a select group of management or highly compensated employees (a “top hat” group) for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and, as such, to be exempt from all provisions of Parts 2, 3, and 4 of Title I of ERISA. The Plan also is intended to constitute a plan of deferred compensation subject to, and compliant with, Section 409A of the Internal Revenue Code of 1986, as amended.

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TABLE OF CONTENTS

INTRODUCTION		i
TABLE OF CONTENTS		ii
ARTICLE 1 DEFINITIONS		1
1.1	401(k) Plan	1
1.2	Account	1
1.3	Beneficiary	1
1.4	Beneficiary Designation Form	1
1.5	Board of Directors	1
1.6	Cause	1
1.7	Code	1
1.8	Company	1
1.9	Compensation	1
1.10	Compensation Committee	2
1.11	Elective Deferral Contribution	2
1.12	Eligible Individual	2
1.13	Employee	2
1.14	Employer	2
1.15	Employer Discretionary Contributions	2
1.16	Participant	3
1.17	Plan	3
1.18	Plan Administrator	3
1.19	Plan Year	3
1.20	Qualified Domestic Relations Order	3
1.21	Severance from Employment	3
1.22	Total and Permanent Disability	3
ARTICLE 2 PARTICIPATION		4
2.1	Commencement of Participation.	4
2.2	Termination of Participation.	4
ARTICLE 3 CONTRIBUTIONS		5
3.1	Elective Deferral Contributions.	5
3.2	Employer Discretionary Contributions.	6
3.3	Participant Accounts.	7
3.4	Unfunded Deferred Amounts.	7
3.5	Transfers from Another Plan.	7
ARTICLE 4 VESTING		8
4.1	Vesting in Benefits.	8
ARTICLE 5 INVESTMENT OF ACCOUNTS		9
5.1	Crediting Investments.	9
ARTICLE 6 DISTRIBUTION OF BENEFITS		10
6.1	Benefit Payments.	10
6.2	Forms of Payment.	10
6.3	Commencement of Distributions on Severance from Employment.	10
6.4	In-Service Distributions	11
6.5	Designated Beneficiary.	11

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6.6	Unforeseeable Emergency.	11
ARTICLE 7 ADMINISTRATION		13
7.1	Administration.	13
7.2	Forms.	13
7.3	Claims Procedures.	13
7.4	Plan Expenses.	14
ARTICLE 8 AMENDMENT AND TERMINATION		15
8.1	Amendment.	15
8.2	Termination.	15
ARTICLE 9 MISCELLANEOUS		16
9.1	Nonalienation.	16
9.2	No Right of Employment.	16
9.3	No Compensation for Other Benefits.	16
9.4	Payments to Representatives.	16
9.5	Withholding.	16
9.6	Successors and Assigns.	16
9.7	Gender and Numbering; Captions or Headings.	16
9.8	409A Provisions.	17
9.9	Lost Payees.	17
9.10	Controlling Law; Severability.	18

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ARTICLE 1
DEFINITIONS

1.1	401(k) Plan shall mean the Stericycle, Inc. Retirement Plan, as in effect from time to time.
1.2

Account shall mean, with respect to each Participant, the value of all accounts maintained on behalf of each Participant attributable to contributions made pursuant to ARTICLE 3 and any deemed earnings credited or losses deducted, and any deductions for expenses and disbursements as described in ARTICLE 5 and ARTICLE 7.

1.3	Beneficiary shall mean the person or legal entity designated by a Participant under Section 6.5 to receive any benefits hereunder in the event of the Participant’s death.
1.4

Beneficiary Designation Form shall mean the form authorized by the Plan Administrator and used by the Participant to elect a Beneficiary as provided in Section 6.5.  A Participant may change his or her Beneficiary at any time before benefit payments commence by submitting a new Beneficiary Designation Form to the Plan Administrator.

1.5	Board of Directors shall mean the Company’s Board of Directors, and each member of that Board of Directors may be referred to separately as a “Director.”
1.6

Cause shall mean a determination, made by the Compensation Committee in its sole discretion, of (a) a Participant’s refusal to perform any material duty assigned to him by the Company in connection with the Participant’s employment; (b) a Participant’s violation of any material personnel policy of the Company, (c) a Participant’s breach of any of the restrictive covenants set forth in any applicable employment agreement; or (d) a Participant being found guilty or pleading guilty, nolo contendere or its equivalent, to a felony or to a serious crime involving moral turpitude.

1.7	Code shall mean the Internal Revenue Code of 1986, as amended.
1.8	Company shall mean Stericycle, Inc., or any successor thereof.
1.9	Compensation shall mean any or all of the following types of earnings payable by an Employer, or from the 401(k) Plan, to a Participant:
(a)	the Participant’s base salary;
(b)	any bonus payable to the Participant;
(c)	any commissions payable to the Participant;
(d)	any refund of excess contributions payable to the Participant from the 401(k) Plan due to the impact of nondiscrimination testing or other legal limits applicable to the 401(k) Plan; or

(e)	any fees payable to a Participant who is a member of the Board of Directors for the Participant’s service on that Board of Directors.
1.10

Compensation Committee shall mean the Compensation Committee of the Company as appointed by the Board of Directors of the Company or other individual or committee designated by the Company to act in such a role.

1.11	Elective Deferral Contribution shall mean a contribution made or credited by the Employer to a Participant’s Account pursuant to Section 3.1.
1.12

Eligible Individual shall mean an individual who is eligible to elect to contribute to this Plan for a given Plan Year according to the terms of the Plan. For each Plan Year while the Plan is in effect, an Eligible Individual shall include: (a) a member of the Board of Directors as of the start of the Plan Year; (b) an Employee of the Company whose salary grade, as determined by the Company, is Grade S12 or above as of the start of the calendar year and whose annual base salary rate with the Company for the calendar year preceding the year for which the individual will be electing contributions to this Plan equals or exceeds the annual compensation limit set by the Internal Revenue Service as the threshold for determining “highly compensated employee” status under the 401(k) Plan for the applicable Plan Year; provided, however, any employees who have not been assigned a salary grade, or are Grade S99 as of the start of the Plan Year, shall not be eligible for that Plan Year; and (c) an Employee of any other Employer who meets the eligibility criteria for that Employer, as set forth in an applicable Addendum to this Plan, for such time as that Employer remains an Employer covered by this Plan. Any individual who is an Eligible Individual for a Plan Year shall remain an Eligible Individual for subsequent Plan Years while still employed or serving in a position that meets the eligibility requirements of this Section 1.12 and any applicable Addendum, unless the Compensation Committee determines otherwise. In no event, however, shall an Eligible Individual be eligible to contribute to the Plan while no longer an Eligible Individual or after Severance from Employment.

1.13

Employee shall mean an individual who is employed as a common law employee by an Employer and is characterized as an employee on the Employer’s regular payroll.  An Employee shall cease to be such on his or her death, retirement, resignation, or discharge.  An individual who is on a leave of absence from the Employer shall be considered an Employee during such leave only to the extent provided in the policies and practices established by the Employer.  An individual who is otherwise an Employee but whose primary and regular work location for the Employer is in Puerto Rico shall not be considered an Employee under this Plan so long as that work location applies.

1.14	Employer shall mean the Company and any of the Company’s subsidiaries that are identified as a covered Employer in an applicable Addendum to this Plan, as amended from time to time.
1.15	Employer Discretionary Contributions shall mean a contribution made or credited by the Employer to a Participant’s Account pursuant to Section 3.2.

1.16

Participant shall mean, subject to the conditions of Article 2, an Eligible Individual who makes an election under Section 3.1 to defer Elective Deferral Contributions to, or is credited with Employer Discretionary Contributions under the Plan.  Such individual shall remain a Participant so long as he or she has an Account balance under the Plan.  In the event of the death or incompetency of a Participant, the term shall mean the Participant’s personal representative, guardian, or Beneficiary, as approved by the Plan Administrator.

1.17	Plan shall mean the Stericycle, Inc. Supplemental Retirement Plan, as provided herein, and as amended from time to time.
1.18	Plan Administrator shall mean the committee, person, or entity designated, from time to time, by the Compensation Committee to serve in such capacity.
1.19	Plan Year shall mean the 12-consecutive-month period beginning January 1 and ending on the next December 31, corresponding to a calendar year, while the Plan is in effect.
1.20

Qualified Domestic Relations Order shall mean a “qualified domestic relations order” as such term is defined under Code Section 414(p), as determined by the Plan Administrator, and which applies to a Participant’s Account under the Plan.

1.21

Severance from Employment shall mean termination of service with the Employer, including termination of service on account of death, Total and Permanent Disability, or termination of employment, but only if such termination is a “separation from service,” as that term is defined under Treasury regulations section 1.409A-3(a)(1).  For a Director who is not also an Employee, Severance from Employment shall mean the termination of that Director’s service on the Board of Directors.

1.22

Total and Permanent Disability shall mean a “disability” as that term is defined under Treasury regulations section 1.409A-3(i)(4). In other words, a Participant will be deemed to have suffered a Total and Permanent Disability if the Participant is determined by the Social Security Administration to qualify for permanent disability benefits under the Social Security Act, or if the Participant is determined by the Compensation Committee to be unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

ARTICLE 2
PARTICIPATION

2.1

Commencement of Participation.  An Eligible Individual shall become a Participant in the Plan at such time as the Compensation Committee determines the individual to be an Eligible Individual, and either an Elective Deferral Contribution takes effect or an Employer Discretionary Contribution is made/credited to the Plan on behalf of such Eligible Individual.

2.2

Termination of Participation.  Participation in the Plan continues until a Participant’s Account is exhausted and has no more balance due to disbursements, distributions, and/or forfeitures. Notwithstanding the foregoing, the Compensation Committee, in its discretion, has the right to discontinue an Eligible Individual’s eligibility for future contributions under the Plan at any time.

ARTICLE 3
CONTRIBUTIONS

3.1	Elective Deferral Contributions.
(a)

Eligible Individuals who are Employees shall be permitted to elect to defer into their Accounts a designated portion of the following forms of their Compensation for a specified Plan Year, subject to the further provisions of this Section 3.1 and to the extent such Compensation cannot be deferred to the 401(k) Plan due to applicable legal and/or 401(k) Plan limits, including, but not limited to limits resulting from required nondiscrimination tests under the Code:

(i)	up to 80% of base salary;
(ii)	up to 80% of any bonus;
(iii)	up to 80% of any commission; and
(iv)	up to 100% of any refund for the specified Plan Year payable from the 401(k) Plan.

Eligible Individuals who are Employees shall be permitted to indicate which form of Compensation (e.g., salary, bonus, commission or 401(k) Plan refund) an election applies to and may make separate elections with respect to different forms of Compensation. Amounts deemed contributed under this Section 3.1 may be credited to a separate sub-Account for the Participant but shall be subject to all the Plan’s rules regarding the administration of the Participant’s Account, unless otherwise specified in the Plan. Contribution elections under this Section 3.1 must be made annually before the start of the Plan Year for which the Compensation is earned or the 401(k) Plan deferral election takes effect, except as provided in Section 3.1(e) below for the initial Plan Year.  The Compensation Committee shall set the enrollment period for making elections in advance of each Plan Year.

(b)

Eligible Individuals who are members of the Board of Directors shall be permitted to elect to defer into their Accounts a designated portion (up to 100%) of fees otherwise payable to such Directors by the Company for the specified Plan Year.

(c)

Notwithstanding the preceding, if permitted by the  Compensation Committee, an election to defer performance-based compensation (as defined under Treasury regulations section 1.409A-1(e)) must be made no later than six months prior to the end of the applicable measurement period for such compensation; provided, however, that the Participant performs services for the Employer continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the deferral election is made, and provided further that in no event may an election to defer performance-based compensation be made after such compensation has become readily ascertainable.

(d)

The contributions described under this Section 3.1 shall be credited to a Participant’s Account as soon as practicable following deferral from the Participant’s Compensation or Director’s fees, as applicable.  To avoid duplication of deferrals, the bonus Compensation eligible to be deferred under Section 3.1(a)(ii) of this Plan shall be net after bonus amounts converted by the Participant through Cash Bonus Conversion elections for the same period under the Company’s Annual Incentive Plan, so that elections under that Annual Incentive Plan take priority and are taken into account first before determining the Participant’s bonus that remains available for deferral election under this Plan.

(e)

Notwithstanding the foregoing provisions of this Section 3.1, for the initial Plan Year, in order to give the Plan Administrator and Trustee time to properly educate Eligible Individuals about the Plan and to develop appropriate procedures and systems for enrollment as well as Plan and Trust administration, no deferral election shall take effect and no Employer contribution shall be permitted to be credited to the Plan until March 1, 2017, so the initial enrollment period shall end on or before February 28, 2017, and deferral elections made in that initial enrollment period shall apply only to Compensation earned and payable on or after March 1, 2017.  The enrollment period for all subsequent Plan Years shall end before the Plan Year begins.  All deferral elections shall become irrevocable for the Plan Year to which they apply, subject only to changes permitted in accordance with ARTICLE 6, as of the last day of the applicable enrollment period, and shall not apply to amounts earned before the election becomes irrevocable.  Unless the Plan Administrator allows for specific dollar amounts to be deferred, deferral elections shall be made only in whole percentages of the applicable Compensation to which the election applies.

3.2

Employer Discretionary Contributions. An Employer may make and the Plan Administrator shall credit any Employer Discretionary Contributions declared by the Employer for a particular Plan Year to the Participant Accounts of those Eligible Individuals designated as eligible for such contribution in an amount (if any) as determined in the discretion of the Employer from time to time.  Subject to the Company’s approval, each Employer shall have discretion whether to make any Employer Discretionary Contribution for a particular Plan Year, in what amount, and how such contribution may be allocated among Eligible Individuals.

The contributions described under this Section 3.2 shall be credited to an eligible Participant’s Account as soon as practicable once such contributions for a Plan Year are determined, which may occur after that Plan Year. If a discrepancy results in an excess contribution to the Participant’s Account, such excess contribution, net of deemed investment results attributable to such contribution, shall be forfeited. If an additional contribution is required as a result of a discrepancy, such additional contribution, net of deemed investment results attributable to such additional contribution, will be credited to the Participant’s Account. Any contributions made under this Section 3.2 will be credited to a Participant’s Account in the manner determined by the Plan Administrator.

3.3

Participant Accounts.  The Plan Administrator shall maintain a separate Account for each Participant for the purpose of accounting for the Participant’s interest under the Plan and to facilitate orderly administration of the Plan. A Participant’s Account shall show the Participant’s name with all applicable debit and credit balances. Each Account shall reflect all contributions credited to each Account and all deemed earnings, expenses, distributions, forfeitures, and corrections applicable to such Account and credited or debited thereto. Each Participant shall be furnished a report of the status of his or her Account at least annually.

3.4

Unfunded Deferred Amounts.  All benefits under this Plan shall be considered unfunded, so Participants shall have the status of unsecured creditors of the Company with respect to all claims for benefits pertaining to this Plan. The Company may establish and maintain a “rabbi” trust for purposes of segregating assets to meet any or all benefit claims under the Plan, but any such trust shall constitute an asset of the Company and shall be available to creditors of the Company in the event the Company becomes insolvent, in accordance with Internal Revenue Service Revenue Procedure 92-64. All property and rights purchased with amounts contributed under the Plan and all income attributable to such amounts, property or rights, shall remain (until distributed or otherwise made available to the Participant) solely the property of the Company without being restricted to the provision of benefits under the Plan, and subject only to the claims of the Company’s general creditors.

3.5

Transfers from Another Plan. The Plan shall not accept transfers or rollovers of amounts from another plan of deferred compensation, including any qualified or nonqualified deferred compensation plan maintained by another employer or individual retirement account or individual retirement annuity, or any other source of contributions not described in this ARTICLE 3.

ARTICLE 4
VESTING

4.1

Vesting in Benefits. A Participant shall always be fully vested in that portion of his or her Account that is attributable to Elective Deferral Contributions. A Participant shall not vest in his or her right to that portion of his or her Account attributable to Employer Discretionary Contributions at all until five years from the date the first Employer Discretionary Contribution was credited to the Participant’s Account.  Provided the Participant remains an Employee or a member of the Board of Directors, as applicable, continuously through the vesting date, then the Participant shall vest 100% in that portion of the Participant’s Account as of that fifth anniversary vesting date. A Participant’s vested interest under the Plan shall be forfeited if he or she has a Severance from Employment for Cause.

Notwithstanding the foregoing, a Participant shall have a fully vested interest his or her Account upon a Severance from Employment due to his or her death or Total and Permanent Disability. A Participant who incurs a Severance from Employment for any other reason prior to full vesting shall forfeit any non-vested portion of his or her Account. Vesting shall be accelerated to 100% for a Participant who remains employed with an Employer upon the closing of a change in control transaction which satisfies the requirements for being a distributable event under Code Section 409A as a change in ownership or control of the Company or of a substantial portion of its assets.  Forfeited amounts shall be available to the Company for corporate purposes, including paying Plan and related trust expenses, and shall not be allocated to the benefit of other Participants under the Plan, subject to applicable trust provisions.

ARTICLE 5
INVESTMENT OF ACCOUNTS

5.1

Crediting Investments.  Each Participant’s Account shall be credited with deemed investment earnings and losses as if the Account were invested in accordance with the Participant’s investment directions and this Section 5.1.  Participants shall be offered the same investment options available from time to time under the 401(k) Plan; excluding, however, any stable value fund.  Participants shall file their investment directions with the Plan Administrator and may change those directions from time to time in accordance with the Plan Administrator’s rules and procedures.  To the extent and for so long as a Participant fails to provide investment directions, the undirected portion of that Participant’s Account shall be deemed to be invested in a balanced investment fund or other default investment choice available under the 401(k) Plan, as designated by the Compensation Committee from time to time.

The Company is not required to actually fund any Participant’s Account, except to the extent provided under Section 3.4, and neither the Plan nor the Company shall be obligated to invest any amounts in actual 401(k) Plan investment options in the course of managing any assets set aside for purposes of providing benefits under this Plan. Deemed investment earnings shall be credited quarterly, or on such other regular, periodic schedule or date as the Plan Administrator shall determine, but not less frequently than annually.

ARTICLE 6
DISTRIBUTION OF BENEFITS

6.1

Benefit Payments. A Participant shall be entitled to receive distributions from the vested portion of his or her Account as set forth in this ARTICLE 6.  Distributions shall be made in cash by the Company (or on its behalf by an Employer) to the extent not paid from the trust referred to in Section 3.4).  Distributions shall commence on the applicable triggering date provided in Section 6.3 or Section 6.4, and shall be based on the Account balance determined by the Plan Administrator as of the applicable triggering date.

6.2

Forms of Payment. The optional forms of payment in every instance except the Participant’s death, shall be the following: (a) a fixed period installment option; or (b) a single sum payment. The default form of payment shall be the single sum payment option, absent a different distribution election by the Participant. The Participant shall elect his or her form of payment at the time he or she makes each Elective Deferral Contribution election under the Plan with respect to such Elective Deferral Contribution. If the Participant later desires to change that form of distribution with respect to contributions credited for a particular Plan Year, he or she may do so only if: (a) the subsequent election does not take effect until at least 12 months after the date on which such new election is made; (b) the distribution is made no less than five years from the date it otherwise would have been paid; and (c) the subsequent election is made no less than 12 months prior to the date the distribution otherwise would have been paid.

The fixed period installment option is an optional form of benefit under which the Participant elects to receive substantially equal annual payments over a fixed period of consecutive, whole years, not exceeding 15 years. The annual payment may be paid in annual, semi-annual, quarterly, or monthly installments as elected by the Participant.  However, the amount of each installment payment shall be the current balance of the vested portion of the Account from which such payment is made multiplied by a fraction, the numerator of which is one (1) and the denominator of which is the number of installments remaining to be paid.

The only form of death benefit payable to a Beneficiary is a single sum payment.

6.3

Commencement of Distributions on Severance from Employment. If Severance from Employment is not on account of death, payment of benefits shall commence within 60 days following such Severance from Employment. If such payment window covers more than one calendar year, then payment shall always commence in the second of those calendar years. However, to the extent permitted under Code Section 409A, a Participant may request earlier distributions to cover estimated income and employment taxes accruing as his or her Account vests under the Plan or to cover taxable income resulting from noncompliance with Code Section 409A, such tax distributions to be made during the first calendar quarter of the calendar year next following the year of vesting.

If Severance from Employment is on account of death, payment to the surviving Beneficiary shall be made within 90 days following the death, subject to receipt of proof of death satisfactory to the Plan Administrator.

Payment shall be made, or commence, on or as of the last business day of a calendar month within the applicable window period, as determined by the Plan Administrator and Trustee.

6.4

In-Service Distributions.  A Participant has the right to elect to receive a distribution of that portion of his or her Account attributable to Elective Deferral Contributions or a portion thereof as of a specified date or event that is expected to be prior to the Participant’s Severance from Employment, and such distribution shall be made or commence upon the earlier of the designated date or event or the Participant’s Severance from Employment, so long as such distribution is elected at the time of the deferral of the Compensation being distributed and the Plan Administrator  can objectively determine: (a) the amount payable, and (b) the payment date or dates of the distribution. An amount is objectively determinable if the deferral election specifically identifies the amount or if the Plan Administrator can determine the amount at the time it is due pursuant to an objective, nondiscretionary formula specified at the time of deferral.  Separate distribution elections may be made under this Section 6.4 with respect to Elective Deferral Contributions for each separate Plan Year.  If the Participant selects a specified date or event for payment to be made or commence, the Plan shall initiate such payment on or as of the last business day of the calendar month in which the specified payment date or event arises.

A Participant may change such in-service distribution election only if: (a) the subsequent election does not take effect until at least 12 months after the date on which the new election is made; (b) the in-service distribution is made no less than five years from the date it otherwise would have been paid; and (c) the subsequent election is made no less than 12 months prior to the date the distribution otherwise would have been paid.

6.5

Designated Beneficiary.  A Participant has the right to file with the Plan Administrator a Beneficiary Designation Form designating the person(s) who shall receive the Participant’s benefit in the event of the Participant’s death.  A Participant may from time to time change his or her designated Beneficiary by filing a new designation in writing with the Plan Administrator prior to the Participant’s death.  The rules and procedures for determining the Participant’s Beneficiary under the 401(k) Plan shall be followed in determining the Participant’s Beneficiary under this Plan. Hence, the Participant’s spouse, if any, shall automatically be the Beneficiary unless a proper designation is made otherwise by the Participant.

6.6

Unforeseeable Emergency.  In addition to other distributions authorized by the Plan, if a Participant suffers an Unforeseeable Emergency, as defined below, that Participant may apply for a withdrawal from the vested portion of his or her Account in an amount reasonably necessary to satisfy the emergency need (and including, if requested, amounts necessary to pay any federal, state or local income taxes and penalties reasonably anticipated to result from that withdrawal) to the extent that such emergency need is or may not be relieved through reimbursement or compensation from insurance or other sources, by liquidation of the Participant’s assets to such extent as would not cause severe financial hardship, or by cessation of the Participant’s deferrals under the Plan.  Any such withdrawal shall be made in a single sum, as promptly as practicable after the application is approved and not later than sixty (60) days after the application is complete.  The withdrawal shall be taken as directed by the Participant from the portions of his or her Account attributable to particular sources of Compensation and from Employer contributions.  Absent such direction from the Participant, the withdrawal shall be taken in order from the portions of the Participant’s Account attributable to the following contribution sources until each such portion is respectively exhausted:

(i)	salary deferrals;
(ii)	401(k) Plan refunds;
(iii)	commission deferrals;
(iv)	bonus deferrals; and
(v)	(v) Employer contributions.

For purposes of this Plan, an “Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from:

(i)

an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Code Section 152 without regard to subsections (b)(1), (b)(2) or (d)(1)(B));

(ii)	loss of the Participant’s property due to casualty (including the need to rebuild a home following damage not otherwise covered by insurance); or
(iii)	other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant; for example:
(A)	imminent foreclosure of or eviction from the Participant’s primary residence;
(B)	the need to pay for medical expenses, including non-refundable deductibles, and for the costs of prescription drug medication; and
(C)	the need to pay for funeral expenses of a spouse, Beneficiary or dependent.

Whether and to what extent an Unforeseeable Emergency exists shall be determined based on the relevant facts and circumstances of each case, as established through such evidence and/or statements of the Participant as the Plan Administrator deems satisfactory.  Hardships that would qualify under the 401(k) Plan shall be considered Unforeseeable Emergencies under this Plan to the extent such emergencies satisfy the foregoing conditions.

ARTICLE 7
ADMINISTRATION

7.1

Administration.  The Compensation Committee shall have full power and authority to construe, interpret, and administer the Plan, in its sole discretion, and may, to the extent permitted by law, make factual determinations, correct defects, supply omissions, and reconcile inconsistencies to the extent necessary to effectuate the Plan. The Compensation Committee’s actions in doing so shall be final, conclusive, and binding on all persons interested in the Plan.

The Compensation Committee shall have the authority to appoint such independent service provider(s) as it deems necessary or advisable to carry out the terms and conditions of the Plan.  Notwithstanding any other provisions to the contrary, the individual or firm performing such services shall be solely responsible to the Compensation Committee for any and all services performed.

The Compensation Committee shall exercise due diligence in carrying out its duties and functions under the Plan, including the exercise of due care with respect to any assets from time to time in its custody hereunder.  The Compensation Committee shall not be liable for any loss unless such loss is caused by breach of its obligations under the Plan.

7.2

Forms.  The Plan Administrator shall establish a form or forms (which may be electronic or hard copy) necessary to administer the Plan, including a deferral election form, distribution election form, and a Beneficiary Designation Form to specify those individuals entitled to receive the Participant’s benefits upon death.

7.3

Claims Procedures.  A person who believes that he or she is being denied any benefits to which he or she is entitled under the Plan (hereinafter referred to as a “Claimant”) must file a written request with the Plan Administrator setting forth the claim.  A notice denying or granting the claim shall be provided to the Claimant within 90 days after the Plan Administrator’s receipt of the claim, unless special circumstances require an extension of time for processing the claim.  If such an extension is required, notice of the extension shall be furnished by the Plan Administrator to the Claimant within the initial 90-day period and in no event shall such extension exceed a period of 90 days from the end of the initial 90-day period.  Any extension notice shall indicate the special circumstances requiring the extension and the date on which the Plan Administrator expects to render a decision on the claim.

If the claim is denied in whole or part, the Claimant shall be provided a written or electronic notice, using language calculated to be understood by the Claimant, setting forth:

(a)	the specific reason or reasons for such denial and the specific reference to relevant provisions of the Plan upon which such denial is based;
(b)	a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary;

(c)	appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review and the time limits for requesting a review; and
(d)	the Claimant’s right to bring a legal action for benefits following an adverse benefit determination on review.

Within 60 days after receipt by the Claimant of the notice described above, the Claimant may request in writing that the Plan Administrator review the determination.  The Claimant or his or her duly authorized representative may review, upon request and without charge, copies of all documents, records, and other information relevant to his or her claim and submit documents, records, or written comments for consideration by the Plan Administrator.  If the Claimant does not request a review of the initial determination within such 60-day period, the Claimant shall be barred and stopped from challenging the initial determination.

The decision on review normally shall be made by the Compensation Committee within 60 days of its receipt of the request for review.  If an extension of time is required due to special circumstances, the Claimant shall be notified by the Compensation Committee prior to the termination of the initial 60-day period, and in no event shall such extension exceed a period of 60 days from the end of the initial 60-day period. The extension notice shall indicate the special circumstances requiring extension of time and the date by which the Compensation Committee expects to render a decision on the claim. The decision on review shall be given to the Claimant within the applicable time limit discussed above.  All decisions on review shall be final and binding with respect to all concerned parties.  The decision on review shall set forth, in a manner calculated to be understood by the Claimant:

(a)	the specific reasons for the decision and shall include references to the relevant Plan provisions upon which the decision is based;
(b)	the Claimant’s right to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information, relevant to his or her benefits; and
(c)

the Claimant’s right to bring a civil action within the later of (i) one year after the benefit payment should have commenced of which he or she claims entitlement, or (ii) 90 days after the Plan’s claim and appeal process has been exhausted. Any civil action brought later than that shall not be valid.

7.4

Plan Expenses.  The expenses incurred by the Employer, Compensation Committee, rabbi trust trustee, or Plan Administrator in connection with the operation of the Plan, including, but not limited to, expenses incurred by reason of the engagement of professional assistants and consultants, shall be payable by the Employer and shall not be charged against any Participant’s Account under the Plan.

ARTICLE 8
AMENDMENT AND TERMINATION

8.1

Amendment.  The Company, by action of one or more of its officers, as designated by the Board of Directors, shall have the right to amend or modify the Plan and/or the related trust (in accordance with its terms, subject to the trustee’s consent to such trust amendments where such consent is needed) at any time in any manner whatsoever; provided, however, that no amendment shall operate to reduce a Participant’s interest in his or her Account or his or her benefit rights as of the time the amendment is adopted.

8.2

Termination.  Continuance of the Plan is completely voluntary and is not assumed as a contractual obligation of any Employer. The Company, through its designated officer(s) as provided in Section 8.1 above, shall have the right to terminate the Plan and/or the related trust at any time; provided, however, that (a) the termination shall not operate to change the terms and conditions for vesting, or reduce the value of a Participant’s vested Account, nor adversely affect the payment due to a terminated Participant, as of the time the termination is adopted; (b) any such termination shall be effected in accordance with Treasury regulation section 1.409A-3(j)(4)(ix); and (c) the Company shall promptly notify the Compensation Committee of such Plan termination.

ARTICLE 9
MISCELLANEOUS

9.1

Nonalienation.  A Participant may not assign, transfer, sell, hypothecate, or otherwise dispose of any or all of his or her benefits hereunder, or any right that he or she may have under the Plan, except pursuant to a Qualified Domestic Relations Order, and any attempt to do so shall be null and void.  As a condition of participation, a Participant agrees to hold the Plan Administrator and the Compensation Committee harmless from any claim that arises out of the Plan Administrator obeying the final order of any state or federal court determined to be a valid Qualified Domestic Relations Order, whether such order affects a judgment of such court or is issued to enforce a judgment or order of another court.

9.2

No Right of Employment.  Nothing contained herein (a) shall be deemed to exclude a Participant from any compensation, bonus, pension, insurance, termination pay, or other benefit to which he or she otherwise is or might become entitled to as an Employee or (b) shall be construed as conferring upon an Employee the right to continue in the employ of an Employer.

9.3

No Compensation for Other Benefits.  Any amounts payable, and contributions made under the Plan shall not be deemed salary or other compensation to a Participant for the purposes of computing any benefit to which the Participant may be entitled under any other plan or arrangement established by an Employer for the benefit of its Employees.

9.4

Payments to Representatives. If any Participant or Beneficiary entitled to receive any benefit hereunder is determined by the Plan Administrator, or is adjudged to be, legally incapable of giving valid receipt and discharge for such benefit, the benefit shall be paid to a duly appointed and acting conservator or guardian, or other legal representative of such Participant or Beneficiary, if any, that is acceptable to the Plan Administrator, and if no such legal representative is appointed, accepted, and acting, to such person or persons as the Plan Administrator may designate.  Such payments shall, to the extent made, be deemed a complete discharge for such benefit payments under the Plan.

9.5

Withholding.  The Plan Administrator shall arrange to withhold any and all state, local, and federal taxes that are required to be withheld from distributions under the Plan in accordance with applicable law.

9.6

Successors and Assigns.  The Plan shall be binding upon and shall inure to the benefit of each Employer, its successors and assigns, all Participants and Beneficiaries and their heirs and legal representatives.

9.7

Gender and Numbering; Captions or Headings. Wherever appropriate to the meaning or interpretation of the Plan, the masculine gender shall include the feminine, and the singular number shall include the plural and vice versa.  Captions or headings are inserted and intended for organizational format and convenience of reference only; they are not to be given independent substantive meaning or effect.

9.8

409A Provisions. Notwithstanding anything herein to the contrary, this Plan is intended to be interpreted and applied so that the elections, payments, and benefits set forth herein shall comply with the requirements of Code Section 409A, and, accordingly, the Plan shall be interpreted to be in compliance with Code Section 409A.

(a)

If a Participant notifies the Company (with specificity as to the reason therefor) that the Participant believes that any provision of the Plan would cause the Participant to incur any additional tax or interest under Code Section 409A, or the Company independently makes such determination, the Company shall, after consulting with the Participant, arrange to reform such provision to attempt to comply with or be exempt from Code Section 409A through good faith modifications to the minimum extent reasonably appropriate. To the extent that any provision hereof or benefit is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Participant and the Company without violating the provisions of Code Section 409A.

(b)

Notwithstanding any provision in the Plan to the contrary, if on his or her date of Severance from Employment, the Participant is determined to be a “specified employee” within the meaning of Code Section 409A, any payments due within the first six months following the Participant’s Severance from Employment under the Plan shall be delayed and paid or provided to the Participant in a lump sum (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay), with such deemed interest or loss as may be credited during such delay, on the earlier of (i) the date which is six months and one day after the Participant's Severance from Employment for any reason other than death, and (ii) the date of the Participant's death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit.

(c)	Each payment under this Plan or otherwise (including any installment payments) shall be treated as a separate payment for purposes of Code Section 409A.
(d)	In no event may a Participant directly or indirectly designate the calendar year of any payment to be made under this Plan, except as permitted under the Plan.
(e)

The Company, any other Employer, their respective owners, officers, directors, employees, agents, successors and assigns, the Plan Administrator, and the Compensation Committee shall not be liable to any Participant or Beneficiary for any taxes, interest, penalties, expenses, costs or other damages of any kind that relate in any way to the Plan or any benefits failing to comply with Code Section 409A or to any determination to that effect.

9.9

Lost Payees. Any benefit payable under the Plan shall be deemed forfeited if the Plan Administrator is unable to locate the Participant or Beneficiary to whom payment is due, after making reasonable efforts to do so; provided, however, that such benefit shall be reinstated to the amount forfeited (without further deemed earnings thereon) if a claim is made by the Participant or Beneficiary for the forfeited benefit while the Plan is still in effect.
9.10

Controlling Law; Severability.  Except to the extent superseded by any federal law, the Plan is created and shall be interpreted under the laws of the state of Illinois without regard to its conflict of laws provisions; provided, however, that if any provision is susceptible to more than one interpretation, it shall be interpreted in a manner consistent with the Plan being a deferred compensation plan in compliance with Code Section 409A.  If any provision of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Plan shall continue to be fully effective.